As filed with the Securities and Exchange Commission on May 17, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENSTAR GROUP LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

P.O. Box HM 2267
Windsor Place, 3rd Floor, 18 Queen Street
Hamilton HM JX
Bermuda
(441) 292-3645
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Corporation Service Company
80 State Street
Albany, New York 12207-2543
(800) 927-9800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Richard J. Harris	Robert C. Juelke, Esq.
Chief Financial Officer	Drinker Biddle & Reath LLP
Enstar Group Limited	One Logan Square
P.O. Box HM 2267	18th & Cherry Streets
Windsor Place, 3rd Floor, 18 Queen Street	Philadelphia, Pennsylvania 19103
(441) 292-3645	(215) 988-2579

Approximate date of commencement of proposed sale to the public:  From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering	Aggregate	Registration
Securities to be Registered	be Registered(1)	Price per Unit(2)	Offering Price	Fee
Ordinary Shares, par value $1.00 per share	750,000	$104.825	$78,618,750	$2,414

(1)	The amount of ordinary shares to be registered for resale consists of ordinary shares that have been issued to the selling shareholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. In the event of a stock split, stock dividend, recapitalization or similar transaction involving the Registrant’s ordinary shares, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sale prices of the Registrant’s ordinary shares on the Nasdaq Global Select Market on May 14, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING SHAREHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 17, 2007

PROSPECTUS

ENSTAR GROUP LIMITED

750,000 Ordinary Shares

This prospectus relates to the sale by the selling shareholders of up to 750,000 of our ordinary shares. The shares were issued to the selling shareholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. These shares are being registered pursuant to a registration rights agreement with the selling shareholders.

The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market. The selling shareholders may sell the shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” The selling shareholders may sell any, all or none of the shares offered by this prospectus.

The prices at which the selling shareholders may sell the shares will be determined by prevailing market prices or through privately negotiated transactions. We will not receive any proceeds from the sale of any of the shares.

Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “ESGR.” On May 16, 2007, the closing sales price for our ordinary shares was $104.54 per share.

Investing in our ordinary shares involves a high degree of risk. We urge you to read carefully the section entitled “Part I, Item 1A. Risk Factors” beginning on page 3 of our Annual Report on Form 10-K for the year ended December 31, 2006, as well as all other information included or incorporated by reference in this prospectus, before you decide whether to invest in our ordinary shares.

None of the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda or the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “Enstar,” “we,” “us,” “our,” and the “Company” refer to Enstar Group Limited and its subsidiaries. This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, the selling shareholders may from time to time sell the ordinary shares described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the ordinary shares that the selling shareholders may offer. Each time a selling shareholder sells ordinary shares, it is required to provide you with a prospectus and/or a prospectus supplement containing specific information about the relevant selling shareholder, the terms of the offering and the means of distribution. A prospectus supplement may include other special considerations applicable to such offering of ordinary shares. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date of the prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of the prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

THE COMPANY

Enstar Group Limited was formed in August 2001 under the laws of Bermuda to acquire and manage insurance and reinsurance companies in run-off, and to provide management, consulting and other services to the insurance and reinsurance industry. On January 31, 2007, we completed the merger of CWMS Subsidiary Corp., a Georgia corporation and our wholly-owned subsidiary, with and into The Enstar Group Inc., a Georgia corporation. As a result of the merger, The Enstar Group, Inc., renamed Enstar USA, Inc., is now our wholly-owned subsidiary. Prior to the merger, The Enstar Group, Inc. owned an approximately 32% economic and a 50% voting interest in the Company.

Since our formation, we, through our subsidiaries, have completed several acquisitions of insurance and reinsurance companies and are now administering those businesses in run-off. We derive our net earnings from the ownership and management of these companies primarily by settling insurance and reinsurance claims below the recorded loss reserves and from returns on the portfolio of investments retained to pay future claims. In addition, we have formed other businesses that provide management and consultancy services, claims inspection services and reinsurance collection services to our affiliates and third-party clients for both fixed and success-based fees.

Our ordinary shares are listed on the Nasdaq Global Select Market under the ticker symbol “ESGR.” Our principal executive offices are located at Windsor Place, 3rd Floor, 18 Queen Street, Hamilton HM JX, Bermuda, and our telephone number is (441) 292-3645. Our website is www.enstargroup.com. The information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

RISK FACTORS

Before you invest in our ordinary shares, in addition to the other information, documents or reports included or incorporated by reference in this prospectus and in any prospectus supplement, you should carefully consider the risk factors set forth in “Part I, Item 1A. Risk Factors” in our most recent annual report on Form 10-K, which is incorporated by reference into this prospectus and any prospectus supplement in its entirety, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment.

USE OF PROCEEDS

The ordinary shares to be offered and sold pursuant to this prospectus will be offered and sold by the selling shareholders. We will not receive any proceeds from the sale of the shares by the selling shareholders.

SELLING SHAREHOLDERS

The following table sets forth information as of May 15, 2007 regarding beneficial ownership of our ordinary shares by those shareholders who may use this prospectus as a selling shareholder. We have prepared the following table based on information given to us by, or on behalf of, the selling shareholders on or before that date. We have not independently verified this information. Information about the selling shareholders may change over time. Any changed information given to us by the selling shareholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary. The registration of these shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

For purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders.

						Percentage
						of
						Ordinary
	Ordinary	Percentage of			Ordinary	Shares
	Shares Owned	Ordinary Shares		Ordinary	Shares Owned	Owned
	Prior to the	Owned Prior to		Shares Being	After the	After the
Name of Selling Shareholder	Offering	the Offering(1)		Offered	Offering	Offering(1)

Trident II, L.P.(2)	1,966,672	16.51%		708,375	1,258,297	10.57%
Marsh & McLennan Capital Professionals Fund, L.P.(2)	56,220		*	20,250	35,970	*
Marsh & McLennan Employees’ Securities Company L.P.(2)	59,344		*	21,375	37,969	*
TOTAL	2,082,236	17.48%		750,000	1,332,236	11.19%

*	Less than 1%

(1)	Based on 11,909,969 ordinary shares outstanding as of May 15, 2007.

(2)	The sole general partner of Trident II, L.P., or Trident II, is Trident Capital II, L.P., or Trident GP, and the manager of Trident II is Stone Point Capital LLC, or Stone Point. The general partners of Trident GP are four single member limited liability companies that are owned by individuals who are members of Stone Point. The sole general partner of Marsh & McLennan Capital Professionals Fund, L.P., or Trident PF, is a company controlled by four individuals who are members of Stone Point. The sole general partner of Marsh & McLennan Employees’ Securities Company, L.P., or Trident ESC, is a company that is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., or MMC. Stone Point has authority to execute documents on behalf of the general partner of Trident ESC pursuant to a limited power of attorney, but Stone Point is not affiliated with MMC. The principal address for Trident II, Trident PF and Trident ESC is c/o Maples & Calder, Ugland House, Box 309, South Church Street, George Town, Grand Cayman, Cayman Islands. Trident PF and Trident ESC have agreed with Trident II that (i) Trident ESC will divest its holdings in the Company only in parallel with Trident II, (ii) Trident PF will not dispose of its holdings in the Company before Trident II disposes of its interest, and (iii) to the extent that Trident PF elects to divest its interest in the Company at the same time as Trident II, Trident PF will divest its holdings in parallel with Trident II. As a result of this agreement, Trident II may be deemed to beneficially own 115,564 ordinary shares of the Company directly held by Trident PF and Trident ESC collectively, and Trident PF and Trident ESC may be deemed to beneficially own 1,966,672 ordinary shares of the Company directly held by Trident II. Trident II disclaims beneficial ownership of the ordinary shares of the Company that are, or may be deemed to be, beneficially owned by Trident PF or Trident ESC, and Trident PF and Trident ESC each disclaims beneficial ownership of the ordinary shares of the Company that are, or may be deemed to be, beneficially owned by Trident II. Trident PF and Trident ESC are not affiliated and each disclaims beneficial ownership of the ordinary shares of the Company that are, or may be deemed to be, beneficially owned by the other.

On January 31, 2007, we entered into a registration rights agreement, or the Registration Rights Agreement, with Trident II, J. Christopher Flowers, Dominic F. Silvester, and certain of our shareholders identified as signatories thereto, including the other selling shareholders. The Registration Rights Agreement provides that, after the expiration of one year from the date of the agreement, any of Trident II, J. Christopher Flowers and

Dominic F. Silvester, each referred to as a requesting holder, may require that we effect the registration under the Securities Act of 1933 as amended, or the Securities Act, of all or any part of such holder’s registrable securities. Trident II is entitled to make three requests and Messrs. Flowers and Silvester are each entitled to make two requests. The Registration Rights Agreement further provides that, after the expiration of 90 days from the date of the Registration Rights Agreement and prior to the first anniversary of such date, Trident II has the right to require the Company to effect the registration of up to 750,000 shares of registrable securities (the “Trident demand”). As of May 2, 2007, Trident II’s right to exercise the Trident demand became effective, and Trident II has requested that 750,000 ordinary shares be registered for resale.

On January 31, 2007, immediately prior to the closing of our merger with The Enstar Group, Inc., we completed a recapitalization pursuant to the recapitalization agreement dated May 23, 2006, or the Recapitalization Agreement, by and among the Company, The Enstar Group Inc., Trident II, Trident PF, Trident ESC and certain other shareholders of the Company. In connection with the recapitalization, we repurchased certain of our shares held by Trident II, Trident PF and Trident ESC and we purchased, through Castlewood Limited, our wholly-owned subsidiary, the shares of B.H. Acquisition Ltd., a Bermuda company, held by BI International, an affiliate of Trident II for $26,200,167 in the aggregate. Under the terms of the Recapitalization Agreement, ordinary shares held by Trident II, Trident PF and Trident ESC, other than the ordinary shares subject to the Trident demand, are subject to certain transfer restrictions until January 31, 2008. Pursuant to the Recapitalization Agreement, the Share Purchase and Capital Commitment, dated as of October 1, 2001, among the Company, The Enstar Group, Inc., and Trident II, Trident PF and Trident ESC and the Agreement Among Members, dated as of November 29, 2001, among the Company, The Enstar Group, Inc., Trident II, Trident PF, Trident ESC and certain principal shareholders and members of the Company’s management automatically terminated and became null and void as of the closing of the recapitalization.

Pursuant to the now-terminated Agreement Among Members, James Carey, who is a Principal of Stone Point Capital LLC, which is the manager of Trident II, was a director of the Company from November 2001 through January 31, 2007, when he resigned from this position. Mr. Carey was also a director of certain subsidiaries of the Company during various periods through January 31, 2007, when he resigned from all such positions. Also pursuant to the Agreement Among Members, Meryl Hartzband, the Chief Investment Officer of Stone Point Capital LLC, was a director of the Company from November 2001 through January 31, 2007, when she resigned from this position.

PLAN OF DISTRIBUTION

We are registering the sale of up to 750,000 of our ordinary shares on behalf of the selling shareholders. As used in this prospectus, “selling shareholders” includes donees, transferees, pledgees and other successors in interest that receive such shares as a gift, pledge, partnership distribution or other non-sale transfer from a named selling shareholder after the date of this prospectus. The selling shareholders may offer and sell their shares from time to time in one or more of the following types of transactions (including block transactions):

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	on any national securities exchange on which the shares may be listed or any automatic quotation system through which the shares may be quoted;

•	ordinary brokerage transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put and call transactions;

•	through short sales; and

•	a combination of such methods of sale.

The selling shareholders may sell their shares at prevailing market prices or at privately negotiated prices. The selling shareholders may use brokers, dealers or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling shareholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as a principal, or both.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging positions they assume with selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to these broker-dealers or other financial institutions of shares, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling shareholders may also engage in short sales of shares and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover the short sales.

The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the offer and sale of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling shareholder can presently estimate the amount of such compensation. Because a selling shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the applicable exchange or automated quotation system pursuant to Rule 153 under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving shares against certain liabilities, including liabilities arising under the Securities Act.

In order to comply with the securities laws of most states, if applicable, the ordinary shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling shareholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. Regulation M’s prohibition on purchases may include purchases to cover short positions by selling shareholders, and a selling shareholder’s failure to cover a short position at a lender’s request and subsequent purchases by the lender in the open market of shares to cover such short positions, may be deemed to constitute an inducement to buy shares, which is prohibited by Regulation M. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The selling shareholders have advised us that they have not entered into any agreements, understanding or arrangements with any broker-dealers regarding the sale of their shares, nor are we aware that there is an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule. Following notification by a selling shareholder that it has entered into any material arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling shareholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which these shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	any other facts material to the transactions.

Pursuant to the Registration Rights Agreement, we have agreed to indemnify in certain circumstances each requesting holder, its affiliates and their respective officers, directors and partners and each person who controls such requesting holder (within the meaning of the Securities Act), the selling shareholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The securities offered hereby have been issued to the selling shareholders in transactions exempt from the registration requirements of the Securities Act. We agreed pursuant to the Registration Rights Agreement to register these securities and all other ordinary shares owned by the selling shareholders under the Securities Act and to keep the registration statement of which this prospectus is a part effective during the required period set forth in the Registration Rights Agreement. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel or other advisors to the selling shareholders, but not including underwriting discounts, concessions or commissions of the selling shareholders.

We will not receive any proceeds from sales of any securities by the selling shareholders.

We cannot assure you that the selling shareholders will sell all or any portion of the securities offered hereby.

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

You should read the unaudited pro forma condensed combined financial information below together with Enstar Group Limited’s and Enstar USA, Inc.’s historical financial statements and related notes that are incorporated by reference into this prospectus.

The unaudited pro forma condensed combined income statement for the year ended December 31, 2006 combines the historical consolidated statements of income of Enstar Group Limited and Enstar USA, Inc. giving effect to the merger between Enstar USA, Inc. and a wholly-owned subsidiary of Enstar Group Limited as if it had occurred on January 1, 2006.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of what Enstar Group Limited’s actual results of operations would have been had the merger and the related recapitalization of Enstar Group Limited been consummated on January 1, 2006, nor is it necessarily indicative of the future results of operations of Enstar Group Limited. The unaudited pro forma adjustments are based on estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma information.

The following unaudited pro forma condensed combined financial information includes the following adjustments for the merger and the recapitalization:

•	the consolidation of B.H. Acquisition Ltd. and the elimination of Enstar Group Limited’s and Enstar USA, Inc.’s investment in B.H. Acquisition Ltd. previously recorded using the equity method of accounting;

•	the repurchase by Enstar Group Limited of 1,797.555 of Trident II’s Class B Enstar Group Limited shares and the purchase by an affiliate of Enstar Group Limited of the shares of B.H. Acquisition Ltd. held by an affiliate of Trident II for $26.2 million in the aggregate;

•	the exchange of Enstar USA, Inc.’s 6,000 Class A shares of Enstar Group Limited for 2,972,892 newly issued non-voting convertible shares of Enstar Group Limited;

•	the exchange of all remaining Class B, C and D shares of Enstar Group Limited for 6,139,425 newly issued ordinary shares of Enstar Group Limited; and

•	the acquisition of Enstar USA, Inc.’s net assets by Enstar Group Limited in return for the issuance to Enstar USA, Inc. shareholders of 5,775,654 newly issued ordinary shares of Enstar Group Limited.

Enstar Group Limited
Pro Forma Condensed Combined Income Statement for the Year Ended December 31, 2006

	Enstar Group				Enstar Group
	Limited	Enstar USA, Inc.	Pro Forma		Limited
	Historical(a)	Historical(b)	Adjustments		Pro Forma
	(Unaudited)
	(In thousands of U.S. dollars, except share and per share data)

INCOME
Consulting fees	$33,908	$	$(1,250	)(d)	$32,658
Net investment income	48,099	5,308	4,102	(e)	57,509
Other income			758	(c)	758
Net realized gains (losses)	(98)				(98)

	81,909	5,308	3,610		90,827

EXPENSES
Net reduction in loss and loss adjustment expense liabilities	(31,927)		786	(c)	(31,141)
Salaries and benefits	40,121				40,121
General and administrative expenses	18,878	5,376	1,771	(f)	26,025
Interest expense	1,989				1,989
Net foreign exchange gain	(10,832)		(98	)(c)	(10,930)

	18,229	5,376	2,459		26,064

Earnings before income taxes, minority interest and share of net earnings of partly-owned companies	63,680	(68)	1,151		64,763
Income taxes	318	(6,609)	5,603	(g)	(688)
Minority interest	(13,208)				(13,208)
Share of net earnings of partly-owned companies	518	17,397	(17,377	)(h)	538

NET EARNINGS	$51,308	$10,720	$(10,623)		$51,405

Basic Earnings Per Share	$2,756.72				$4.36
Diluted Earnings Per Share	$2,720.76				$4.14
Weighted average shares outstanding — basic	18,612		11,767,943		11,786,555
Weighted average shares outstanding — diluted	18,858		12,396,248		12,415,106

Adjustments to the Pro Forma Condensed Combined Income Statement for the year ended December 31, 2006

(a)	Reflects Enstar Group Limited historical consolidated income statement for the year ended December 31, 2006.

(b)	Reflects Enstar USA, Inc. historical consolidated income statement for the year ended December 31, 2006. Certain amounts were reclassified to conform to Enstar Group Limited’s income statement presentation.

(c)	Represents the consolidation of the B.H. Acquisition Ltd.

(d)	Represents elimination of management fees paid by B.H. Acquisition Ltd. to Enstar Group Limited.

(e)	Represents the consolidation of the B.H. Acquisition Ltd. net investment income of $4,402 and the elimination of $300 of investment management fees paid by Enstar Group Limited and B.H. Acquisition Ltd. to Enstar USA, Inc.

(f)	Represents the consolidation of the B.H. Acquisition Ltd. general and administrative expenses of $3,321; the elimination of $300 of investment management fees paid by Enstar Group Limited and B.H. Acquisition Ltd. to Enstar USA, Inc. (see note e above); and the elimination of management fees paid by B.H. Acquisition to Enstar Group Limited of $1,250 (see note d above).

(g)	Reflects the elimination of Enstar USA, Inc.’s tax expense on Enstar USA, Inc.’s share of Enstar Group Limited’s earnings. After the merger Enstar Group Limited does not intend to pay any dividends and certain of its subsidiaries will not be considered controlled foreign corporations for U.S. tax purposes. Therefore, Enstar USA, Inc. does not expect to record U.S. tax on its share of Enstar Group Limited’s earnings.

(h)	Represents the elimination of Enstar USA, Inc.’s and Enstar Group Limited’s share of net earnings in B.H. Acquisition Ltd. of $898 and the elimination of Enstar USA, Inc.’s share of net earnings in Enstar Group Limited of $16,479.

LEGAL MATTERS

The validity of the issuance of the ordinary shares offered hereby has been passed upon for us by Conyers Dill & Pearman.

EXPERTS

The financial statements of Enstar Group Limited and the related financial statement schedules incorporated in this prospectus by reference from Enstar Group Limited’s Annual Report on Form 10-K have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements and management’s report on the effectiveness of internal control over financial reporting of Enstar USA, Inc. incorporated in this prospectus by reference from Enstar Group Limited’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Inter-Ocean Holdings Ltd. incorporated in this prospectus by reference from Amendment No. 1 to the Form 8-K filed by Enstar Group Limited with the SEC on May 11, 2007 have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for Enstar Group Limited for the periods ended March 31, 2007 and 2006, which is incorporated herein by reference from Enstar Group Limited’s Quarterly Report on Form 10-Q, Deloitte & Touche, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report (which includes an explanatory paragraph relating to a restatement of the 2006 consolidated statement of earnings), which is incorporated herein by reference, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.enstargroup.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than the filings incorporated by reference in this prospectus, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our ordinary shares.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) or the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 10, 2007;

3.	Our Current Report on Form 8-K12B, filed with the SEC on January 31, 2006;

4.	Our Current Report on Form 8-K, filed with the SEC on March 1, 2007, as amended by Amendment No. 1 to Form 8-K, filed with the SEC on May 11, 2007;

5.	Our Current Report on Form 8-K, filed with the SEC on April 6, 2007;

6.	Our Current Report on Form 8-K, filed with the SEC on April 19, 2007;

7.	Our Current Report on Form 8-K, filed with the SEC on May 3, 2007; and

8.	The description of our share capital contained in Exhibit 99.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any amendments or reports filed for the purpose of updating any such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

Enstar Group Limited
P.O. Box HM 2267
Windsor Place, 3rd Floor, 18 Queen Street
Hamilton HM JX, Bermuda
Attention: Corporate Secretary

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act with respect to our financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities, plans and objectives of our management, as well as the markets for our ordinary shares and the insurance and reinsurance sectors in general. Statements that include words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seek,” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements are necessarily estimates or expectations, and not statements of historical fact, reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

•	risks associated with implementing our business strategies and initiatives;

•	the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time;

•	risks relating to the availability and collectibility of our reinsurance;

•	tax, regulatory or legal restrictions or limitations applicable to us or the insurance and reinsurance business generally;

•	increased competitive pressures, including the consolidation and increased globalization of reinsurance providers;

•	emerging claim and coverage issues;

•	lengthy and unpredictable litigation affecting assessment of losses and/or coverage issues;

•	loss of key personnel;

•	changes in our plans, strategies, objectives, expectations or intentions, which may happen at any time at management’s discretion;

•	operational risks, including system or human failures;

•	risks that we may require additional capital in the future which may not be available or may be available only on unfavorable terms;

•	the risk that ongoing or future industry regulatory developments will disrupt our business, or mandate changes in industry practices in ways that increase our costs, decrease our revenues or require us to alter aspects of the way we do business;

•	changes in Bermuda law or regulation or the political stability of Bermuda;

•	changes in regulations or tax laws applicable to us or our subsidiaries, or the risk that we or one of our non-U.S. subsidiaries become subject to significant, or significantly increased, income taxes in the United States or elsewhere;

•	losses due to foreign currency exchange rate fluctuations;

•	changes in accounting policies or practices; and

•	changes in economic conditions, including interest rates, inflation, currency exchange rates, equity markets and credit conditions which could affect our investment portfolio.

The factors listed above should not be construed as exhaustive. Certain of these factors are described in more detail in “Part I, Item 1A. Risk Factors,” in our most recent annual report on Form 10-K, which is incorporated by reference into this prospectus and any prospectus supplement in its entirety, as the same may be updated from time to time by our future filings under the Exchange Act. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

We have agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the selling shareholders. Below is an itemization of all expenses (subject to future contingencies) we incurred or are expected to incur in connection with the issuance and distribution of the shares being offered hereby (other than underwriting discounts and commissions). Other than the SEC Registration Fee, all amounts are estimated.

SEC Registration Fee	$2,414
Accounting Fees and Expenses	25,000
Legal Fees and Expenses	25,000
Transfer Agent and Registrar Fees and Expenses	1,000
Miscellaneous	15,000

Total	$68,414

Item 15.  Indemnification of Directors and Officers.

From and after the effective time of our merger with The Enstar Group, Inc., we agreed to indemnify and hold harmless all past and present directors, officers, employees and agents of The Enstar Group, Inc. and its subsidiaries before the consummation of the merger for losses in connection with any action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such at or before the effective time of the merger.

We will indemnify or advance expenses to such persons to the same extent such persons were indemnified or had the right to advancement of expenses under The Enstar Group, Inc.’s articles of incorporation, bylaws and indemnification agreements, if any, as these documents existed on the date of the merger, and to the fullest extent permitted by law. We also have agreed that to the extent permitted by law, and for a period of six years after the effective time of the merger, the provisions that were contained in the articles of incorporation and bylaws of The Enstar Group, Inc. at the time of the merger regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses will (i) be included and caused to be maintained in effect in our memorandum of association and amended and restated bye-laws and (ii) be included and caused to be maintained in effect in Enstar USA, Inc.’s articles of incorporation and bylaws.

In addition, we have agreed that Enstar USA, Inc. will cause to be maintained, for a period of six years after the consummation of the merger, the policies of directors’ and officers’ liability insurance and fiduciary liability insurance that were maintained by The Enstar Group, Inc. at the time of the merger with respect to claims arising from facts or events that occurred at or before the effective time of the merger. We may substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured. Such substitute policies must be issued by insurance companies having the same or better ratings and levels of creditworthiness as the insurance companies that have issued the current policies.

Under the Bermuda Companies Act, no indemnification may be provided if the individual is fraudulent or dishonest in the performance of his or her duties to the Company (unless a court determines otherwise).

Our amended and restated bye-laws provide that all of our directors and officers will be indemnified and held harmless out of the assets of the Company from and against all losses incurred by such persons in connection with the execution of their duties as directors and officers, except that such indemnity will not extend to any matter in which such person is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty. In addition, our amended and restated bye-laws provide that each shareholder waives any claim, whether individually or on behalf of the Company, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

Our bye-laws do not eliminate our directors’ fiduciary duties. The limitation on liability and the waiver of claims of our shareholders may, however, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our shareholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

We also have entered into indemnification agreements with each of its directors and certain officers, which provide, among other things, that the Company will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of such indemnitee’s status as a director or officer of the Company, such indemnitee was, is or is threatened to be made a party or participant in any threatened, pending or completed proceeding, whether of a civil, criminal, administrative, regulatory or investigative nature, against all judgments, fines, penalties, excise taxes, interest and amounts paid in settlement and incurred by such indemnitee in connection with such proceeding. In addition, each indemnification agreement provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the indemnification agreements precludes any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under the Company’s governing documents, or any other agreement, any vote of the shareholders of the Company or any applicable law.

Item 16.	Exhibits.

The following is a list of exhibits filed as a part of this registration statement. Where so indicated by footnote, exhibits that were previously filed are incorporated herein by reference.

Exhibit No.		Description of Document

4.1		Registration Rights Agreement, dated as of January 31, 2007, by and among Castlewood Holdings Limited, Trident II, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Marsh & McLennan Employees’ Securities Company, L.P., J. Christopher Flowers, Dominic F. Silvester and other parties thereto set forth on the Schedule of Shareholders attached thereto (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K12B, as filed with the Securities and Exchange Commission on January 31, 2007)
5	.1*	Opinion of Conyers Dill & Pearman, Bermuda counsel, regarding legality of securities
15	.1*	Deloitte & Touche Letter Regarding Unaudited Financial Information
23	.1*	Consent of Deloitte & Touche (for Enstar Group Limited)
23	.2*	Consent of Deloitte & Touche (for Inter-Ocean Holdings Ltd.)
23	.3*	Consent of Deloitte & Touche LLP (for Enstar USA, Inc.)
23	.4*	Consent of Conyers Dill & Pearman, Bermuda counsel (included in Exhibit 5.1)
24	.1*	Powers of Attorney (included on signature page)
99.1		Description of Share Capital (incorporated by reference to Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 16, 2007)

*	Filed herewith

Item 17.	Undertakings.

(a) Enstar Group Limited hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Enstar Group Limited hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in “Item 15 — Indemnification of Directors and Officers” above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hamilton, Bermuda on May 17, 2007.

ENSTAR GROUP LIMITED

By:	/s/ Dominic F. Silvester
Dominic F. Silvester
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Dominic F. Silvester and Richard J. Harris, and each of them, his true and lawful attorneys-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Dominic F. Silvester Dominic F. Silvester	Chief Executive Officer and Director	May 17, 2007

/s/ Richard J. Harris Richard J. Harris	Chief Financial Officer (signing in his capacity as both principal financial officer and principal accounting officer)	May 17, 2007

/s/ Paul J. O’Shea Paul J. O’Shea	Executive Vice President and Director	May 17, 2007

/s/ John J. Oros John J. Oros	Executive Chairman and Director	May 17, 2007

/s/ Nicholas A. Packer Nicholas A. Packer	Executive Vice President and Director	May 17, 2007

J. Christopher Flowers	Director

Name	Capacity	Date

/s/ Nimrod T. Frazer Nimrod T. Frazer	Director	May 17, 2007

/s/ T. Whit Armstrong T. Whit Armstrong	Director	May 17, 2007

/s/ T. Wayne Davis T. Wayne Davis	Director	May 17, 2007

Paul J. Collins	Director

/s/ Gregory L. Curl Gregory L. Curl	Director	May 17, 2007

EXHIBIT INDEX

Exhibit No.		Description of Document

4.1		Registration Rights Agreement, dated as of January 31, 2007, by and among Castlewood Holdings Limited, Trident II, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Marsh & McLennan Employees’ Securities Company, L.P., J. Christopher Flowers, Dominic F. Silvester and other parties thereto set forth on the Schedule of Shareholders attached thereto (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K12B, as filed with the Securities and Exchange Commission on January 31, 2007)
5	.1*	Opinion of Conyers Dill & Pearman, Bermuda counsel, regarding legality of securities
15	.1*	Deloitte & Touche Letter Regarding Unaudited Financial Information
23	.1*	Consent of Deloitte & Touche (for Enstar Group Limited)
23	.2*	Consent of Deloitte & Touche (for Inter-Ocean Holdings Ltd.)
23	.3*	Consent of Deloitte & Touche LLP (for Enstar USA, Inc.)
23	.4*	Consent of Conyers Dill & Pearman, Bermuda counsel (included in Exhibit 5.1)
24	.1*	Powers of Attorney (included on signature page)
99.1		Description of Share Capital (incorporated by reference to Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 16, 2007)

*	Filed herewith